Exhibit 99.1

Ethan Allen Reports Fiscal 2026 Full Year and Fourth Quarter Results; Strong Margins and Robust Balance Sheet Despite Macroeconomic Challenges; Declares Special and Regular Cash Dividend

DANBURY, CT – July 29, 2026 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD), a leading interior design destination, today reported its results for the fiscal 2026 full year and fourth quarter ended June 30, 2026 and announced a special and regular cash dividend.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “We are pleased to report our fiscal 2026 financial and operating results, which include strong margins and a robust balance sheet despite a challenging operating environment. Fiscal 2026 marked a year where we further strengthened many areas of our vertically integrated enterprise, including our talent, product offerings, marketing, technology, retail network, manufacturing, logistics and social responsibility. Recent product introductions, which portray classics with a modern perspective, resonate with our clients. We remain confident in our long-term strategy as the interior design destination, operating a vertically integrated enterprise with 171 Ethan Allen Retail Design Centers in North America and more internationally, and supported by strong North American manufacturing and logistics.”

“We remain focused on implementing meaningful strategies to further strengthen our business. We have been able to improve operating efficiency and run a leaner enterprise despite a reduction in business with the U.S. State Department and sluggish demand. For the quarter ended June 30, 2026, we reported consolidated net sales of $146.8 million, adjusted gross margin of 59.7%, adjusted operating income of $10.8 million, adjusted operating margin of 7.4% and adjusted diluted EPS of $0.36. Wholesale segment written orders declined 11.9% compared to last year while our Retail segment written orders declined 10.8% as a difficult prior year comparison combined with lower design center traffic and broader macroeconomic uncertainty, including global unrest, created near-term pressure on our written sales. Our adjusted operating margin of 7.4% reflects the impact of tariffs partially offset by our focus on cost control and operational efficiencies.”

“We remain debt-free with substantial liquidity and a robust balance sheet to support long-term growth. During the just completed fourth quarter we generated $22.4 million in operating cash flow, including $5.0 million from tariff refunds. Our strong operating cash flow combined with disciplined capital management helped drive our ending total cash and investments to $187.5 million, which reflects our commitment to maintaining the financial strength needed in today’s challenging environment. We continued our history of returning capital to shareholders by paying a regular quarterly cash dividend of $10.0 million and are pleased to announce that yesterday our Board approved a special cash dividend of $0.25 per share and a regular quarterly cash dividend of $0.39 per share, both payable on August 26, 2026.”

“Our vertical integration and focus on one brand are our strengths. Throughout our 94-year history, we’ve navigated many economic and housing cycles through constant reinvention. We are committed to offering relevant quality products, providing complimentary interior design service and manufacturing approximately 75% of the custom furniture in our own North American facilities. We acknowledge the ways technology is changing the furniture shopping experience and through investments in our people, our design centers, our marketing and our technology, we are creating a stronger client engagement experience while expanding into additional retail markets. We want to thank our teams across Ethan Allen for their continued dedication and execution, and our shareholders for their ongoing support as we remain focused on driving long-term shareholder value. We look forward to continuing our progress and remain cautiously optimistic,” concluded Mr. Kathwari.

FISCAL 2026 FOURTH QUARTER HIGHLIGHTS*

●	Consolidated net sales of $146.8 million; prior year $160.4 million
-	Retail net sales of $132.0 million; prior year $138.5 million
-	Wholesale net sales of $79.7 million; prior year $87.2 million
●	Written orders
-	Retail segment written orders declined 10.8%
-	Wholesale segment written orders decreased 11.9%
●

Consolidated gross margin of 63.1%; adjusted gross margin of 59.7%; prior year 59.9%; included in the current year consolidated gross margin was the recovery of $5.0 million in previously paid tariffs imposed under the International Emergency Economic Protection Act (“IEEPA”); these refunds reflect claims made through the U.S. Customs and Border Protection refund system and increased both consolidated gross and operating margin by 340 basis points in the just completed fourth quarter

●	Selling, general and administrative expenses (“SG&A”) decreased 4.4% from last year from reduced variable expenses, strong cost control, reduced headcount and lower marketing costs
●	Marketing spend totaled $4.7 million or 3.2% of consolidated net sales; prior year 3.4%
●

Consolidated operating margin of 9.8%; adjusted consolidated operating margin of 7.4%; adjusted prior year 9.7%; current year operating margin impacted by higher tariffs and fixed cost deleveraging from lower consolidated net sales

●	Diluted EPS of $0.46; adjusted diluted EPS of $0.36; adjusted prior year $0.49
●	Generated $22.4 million in operating cash flow; prior year $24.8 million
●	Paid cash dividends of $10.0 million or $0.39 per share, the same as a year ago
●	Repurchased 250,000 shares of Company stock for $4.8 million under the existing share repurchase program; remaining authorization to repurchase 1,757,364 shares of stock pursuant to the program

FISCAL 2026 FULL YEAR HIGHLIGHTS*

●	Consolidated net sales of $579.5 million; prior year $614.6 million
-	Retail net sales of $511.2 million; prior year $523.1 million
-	Wholesale net sales of $330.7 million; prior year $359.1 million
●	Written orders
-	Retail segment written orders 6.1% lower
-	Wholesale segment written orders decreased 11.2%
●	Consolidated gross margin of 61.2%; prior year 60.5%
●	SG&A expenses, representing 53.3% of sales, decreased 0.4%
●	Consolidated operating margin of 7.8%; adjusted operating margin of 8.1%; adjusted prior year 10.2%
●	Diluted EPS of $1.56; adjusted diluted EPS of $1.61; adjusted prior year $2.04
●	Generated $52.5 million of cash from operating activities; $61.7 million a year ago
●	Paid cash dividends totaling $46.3 million during fiscal 2026, including a special cash dividend of $0.25 per share in August 2025
●	Invested $11.0 million in capital expenditures; comparable to $11.3 million a year ago
●	Ended the fiscal year with $187.5 million in total cash and investments; no outstanding debt
●	Inventory levels rose to $148.5 million at June 30, 2026, up 5.4%
●	Headcount totaled 3,062 associates at fiscal year-end, down 4.6%
●

Four new Company-operated design centers located in Colorado Springs (CO), San Diego (CA), Vancouver (Canada) and Thornhill (Canada) were opened during fiscal 2026 that showcase Ethan Allen home furnishings while combining complimentary interior design services with technology

●	Ended the fiscal year with 171 Ethan Allen retail design centers in North America, including 141 Company-operated and 30 independently owned and operated
●	New Company-operated design centers to be opened during fiscal 2027 include locations in Victoria Gardens (CA), Aventura (FL), Burlington (VT), Brooklyn (NY) and Naples (FL)
●

New tariffs under Section 301 of the Trade Act of 1974 became effective on July 24, 2026, and range between 10% and 12.5%; these tariffs replace the previously issued 10% global tariffs imposed under Section 122, which recently expired

●	For the third year in a row Ethan Allen was named America’s #1 Premium Furniture Retailer
●

The Sustainable Furnishings Council and the National Wildlife Federation awarded Ethan Allen a “High Score” on their Wood Furniture Scorecard for its commitment to the use of sustainable wood in furniture manufacturing

●

Ethan Allen’s upholstery operation in Silao, Mexico was recently awarded the Great Place to Work® certification for the eighth consecutive year; in addition to this designation, the Silao operation was recognized as “Empresa Socialmente Responsible” (Environmentally and Socially Responsible) for the seventh consecutive year

●	Celebrated Ethan Allen Day in June to honor the pioneering spirit of its namesake and celebrate the 94-year history of Ethan Allen as an iconic American brand
●

Held the Company’s annual convention at its headquarters and livestreamed across the world; under the theme of Always Moving Forward, the program reviewed initiatives in manufacturing, logistics, technology, marketing and retail, and celebrated interior designers both for achievement in written sales and design excellence

* See reconciliation of GAAP to adjusted key financial measures in the back of this release; comparisons are to the fourth quarter and full fiscal 2025 year

KEY FINANCIAL MEASURES*

(Unaudited)
(In thousands, except per share data)
	Three months ended June 30,		Twelve months ended June 30,
	2026	2025	2026	2025
Net sales	$146,752	$160,357	$579,487	$614,649
GAAP gross profit	$92,616	$96,059	$354,771	$372,121
Adjusted gross profit*	$87,661	$96,059	$354,771	$372,121
GAAP operating income	$14,347	$15,269	$45,016	$61,988
Adjusted operating income*	$10,823	$15,588	$46,651	$62,895
GAAP operating margin	9.8%	9.5%	7.8%	10.1%
Adjusted operating margin*	7.4%	9.7%	8.1%	10.2%
GAAP net income	$11,754	$12,268	$39,883	$51,596
Adjusted net income*	$9,122	$12,505	$41,104	$52,271
GAAP diluted EPS	$0.46	$0.48	$1.56	$2.01
Adjusted diluted EPS*	$0.36	$0.49	$1.61	$2.04
Cash flows from operating activities	$22,419	$24,817	$52,477	$61,696

* See reconciliation of GAAP to adjusted key financial measures in the back of this release

BALANCE SHEET and CASH FLOW

Cash and investments totaled $187.5 million at June 30, 2026 compared with $196.2 million a year ago. The decrease during fiscal 2026 was due to $46.3 million in cash dividends paid, capital expenditures of $11.0 million and share repurchases of $4.8 million partially offset by $52.5 million in cash generated by operating activities, including $5.0 million in tariff refunds.

Cash from operating activities totaled $52.5 million during fiscal 2026, a decrease from $61.7 million in the prior year primarily due to lower net income, incremental restructuring payments and changes in working capital, including an increase in inventory carrying levels and lower customer deposits.

Cash dividends paid during fiscal 2026 totaled $46.3 million, which included a special cash dividend of $6.4 million, or $0.25 per share, and regular quarterly cash dividends totaling $39.9 million.

Inventories, net totaled $148.5 million at June 30, 2026, an increase of 5.4% since last year as new product introductions combined with price increases drove higher levels of on-hand inventory but improved in-stock inventory positions.

Customer deposits from undelivered written orders totaled $62.7 million at June 30, 2026, down from $75.1 million a year ago as delivered sales outpaced incoming retail written orders. Wholesale backlog was $44.3 million at June 30, 2026, a decrease of 9.3% due to a slowdown in orders and improved customer lead times.

No debt outstanding at June 30, 2026.

DIVIDENDS

On April 28, 2026, the Company’s Board of Directors declared a $0.39 per share regular quarterly cash dividend, which was paid on May 27, 2026. More recently, on July 28, 2026, the Board of Directors declared a $0.25 per share special cash dividend in addition to a $0.39 per share regular quarterly cash dividend, both payable on August 26, 2026 to shareholders of record as of August 12, 2026. Ethan Allen has a strong history of returning capital to shareholders and this year marks the sixth consecutive year in which the Company has declared and paid a special cash dividend.

CONFERENCE CALL

Ethan Allen will host a conference call today, July 29, 2026, at 5:00 p.m. Eastern Time to discuss these results. The conference call will be webcast live from the Company’s Investor Relations website at https://ir.ethanallen.com.

The following information is provided for those who would like to participate in the live conference call:

●	U.S. Toll-Free:877-705-2976
●	International: 201-689-8798
●	Conference ID:13760759

An archived recording of the conference call will remain available on the Company’s Investor Relations website referenced above for six months. A telephone replay will also be available for one month following the call.

ABOUT ETHAN ALLEN

Ethan Allen (NYSE:ETD), named America’s #1 Premium Furniture Retailer by Newsweek for three consecutive years, is a leading interior design destination combining state-of-the-art technology with personal service. Ethan Allen design centers, which represent a mix of Company-operated and independent licensee locations, offer complimentary interior design service and sell a full range of home furnishings, including custom furniture and artisan-crafted accents for every room in the home. Vertically integrated from product design through logistics, the Company manufactures about 75% of its custom-crafted furniture in its own North American manufacturing facilities and has been recognized for product quality and craftsmanship since 1932. Learn more at www.ethanallen.com and follow Ethan Allen on Facebook, Instagram, and LinkedIn.

Investor Relations Contact:

Matt McNulty
Senior Vice President, Chief Financial Officer and Treasurer
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release the Company has included financial measures that are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, or superior to, the financial performance measures prepared in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this release.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, forward-looking statements represent management’s beliefs and assumptions concerning current expectations, projections or trends relating to results of operations, financial results, financial condition, strategic initiatives, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, investments, future economic indicators, business conditions and industry performance. Such forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “continue,” “may,” “will,” “short-term,” “target,” “outlook,” “forecast,” “future,” “strategy,” “opportunity,” “would,” “guidance,” “non-recurring,” “one-time,” “unusual,” “should,” “likely,” “pandemic,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The Company derives many of its forward-looking statements from operating budgets and forecasts, which are based upon detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that it is difficult to predict the impact of known factors and it is impossible for the Company to anticipate all factors that could affect actual results and matters that are identified as “short-term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may in fact recur in one or more future financial reporting periods.

Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to, the risks and uncertainties disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2025 Annual Report on Form 10-K and other factors identified in its reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC's website at www.sec.gov.

All forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. A reader should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. The Company is including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share data)

	Three months ended June 30,		Twelve months ended June 30,
	2026	2025	2026	2025
Net sales	$146,752	$160,357	$579,487	$614,649
Cost of sales	54,136	64,298	224,716	242,528
Gross profit	92,616	96,059	354,771	372,121
Selling, general and administrative expenses	77,208	80,791	308,646	309,790
Restructuring and other charges, net of gains	1,061	(1)	1,109	343
Operating income	14,347	15,269	45,016	61,988
Interest and other income, net	1,328	1,449	8,388	7,275
Interest and other financing costs	53	60	227	243
Income before income taxes	15,622	16,658	53,177	69,020
Income tax expense	3,868	4,390	13,294	17,424
Net income	$11,754	$12,268	$39,883	$51,596

Net income per diluted share	$0.46	$0.48	$1.56	$2.01
Diluted weighted average common shares	25,489	25,665	25,584	25,634

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,
	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$73,628	$76,178
Investments, short-term	59,622	59,955
Accounts receivable, net	4,386	6,066
Inventories, net	148,463	140,893
Prepaid expenses and other current assets	19,354	26,841
Total current assets	305,453	309,933

Property, plant and equipment, net	205,651	210,238
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	107,710	109,173
Deferred income taxes	144	369
Investments, long-term	54,244	60,030
Other assets	1,343	2,228
Total ASSETS	$719,673	$737,099

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$30,120	$22,137
Customer deposits	62,730	75,068
Accrued compensation and benefits	22,876	23,625
Current operating lease liabilities	26,910	27,403
Other current liabilities	5,728	4,618
Total current liabilities	148,364	152,851

Operating lease liabilities, long-term	93,463	96,263
Deferred income taxes	2,359	2,054
Other long-term liabilities	4,026	3,662
Total LIABILITIES	248,212	254,830

Shareholders’ equity
Ethan Allen Interiors Inc. shareholders’ equity	471,546	482,355
Noncontrolling interests	(85)	(86)
Total SHAREHOLDERS’ EQUITY	471,461	482,269
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$719,673	$737,099

Reconciliation of Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with GAAP, the Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income and adjusted diluted EPS. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes. Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables provide a reconciliation of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures:

(Unaudited)
(In thousands, except per share data)	Three months ended				Twelve months ended
	June 30,				June 30,
	2026	2025	% Change		2026	2025	% Change
Consolidated Adjusted Gross Profit / Gross Margin
GAAP Gross profit	$92,616	$96,059	(3.6%	)	$354,771	$372,121	(4.7%	)
IEEPA tariff refunds (pre-tax)	(4,955)	-			-	-
Adjusted gross profit	$87,661	$96,059	(8.7%	)	$354,771	$372,121	(4.7%	)
GAAP Gross margin	63.1%	59.9%			61.2%	60.5%
Adjusted gross margin	59.7%	59.9%			61.2%	60.5%

Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$14,347	$15,269	(6.0%	)	$45,016	$61,988	(27.4%	)
Adjustments (pre-tax)*	(3,524)	319			1,635	907
Adjusted operating income*	$10,823	$15,588	(30.6%	)	$46,651	$62,895	(25.8%	)

Consolidated Net sales	$146,752	$160,357	(8.5%	)	$579,487	$614,649	(5.7%	)
GAAP Operating margin	9.8%	9.5%			7.8%	10.1%
Adjusted operating margin*	7.4%	9.7%			8.1%	10.2%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income	$11,754	$12,268	(4.2%	)	$39,883	$51,596	(22.7%	)
Adjustments, net of tax*	(2,632)	237			1,221	675
Adjusted net income	$9,122	$12,505	(27.1%	)	$41,104	$52,271	(21.4%	)
Diluted weighted average common shares	25,489	25,665			25,584	25,634
GAAP Diluted EPS	$0.46	$0.48	(4.2%	)	$1.56	$2.01	(22.4%	)
Adjusted diluted EPS*	$0.36	$0.49	(26.5%	)	$1.61	$2.04	(21.1%	)

* Adjustments to reported GAAP financial measures including operating income and margin, net income and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended		Twelve months ended
(In thousands)	June 30,		June 30,
	2026	2025	2026	2025
IEEPA tariff refunds	$(4,955)	$-	$-	$-
Beecher Falls, Vermont fire, net of insurance recoveries	-	100	(909)	100
Retail design center charges, net of insurance recoveries	18	-	(380)	-
Lease exit costs	921	-	1,471	-
Severance and other charges	122	(101)	927	243
Other non-restructuring charges	370	320	526	564
Adjustments to operating income	$(3,524)	$319	$1,635	$907
Related income tax effects on non-recurring items(1)	892	(82)	(414)	(232)
Adjustments to net income	$(2,632)	$237	$1,221	$675

(1)	Calculated using the marginal tax rate for each period presented.